Exhibit 99.1

Chairman & CEO of BGC Partners Exercises Options

NEW YORK, NY – February 22, 2011 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global intermediary to the wholesale financial markets, today announced an option exercise by Howard W. Lutnick, Chairman and Chief Executive Officer of BGC Partners.

On February 17, 2011, Mr. Lutnick exercised options on 1.5 million shares. These options were granted with an exercise price of $5.10 on October 19, 2001, five weeks after September 11, and were set to expire on October 19, 2011. Mr. Lutnick currently does not intend to sell any of the resulting 1.5 million Class A common shares. While corporate executives rarely use their own funds to exercise stock options and pay the associated taxes, Mr. Lutnick used approximately $10.5 million of his own funds to purchase these shares and to pay withholding taxes.

This transaction increases his direct holdings to 10,048,091 shares of Class A common stock.1 This figure does not include Mr. Lutnick’s direct or indirect ownership of certain other shares, options and/or units. With his direct and indirect ownership, Mr. Lutnick remains the largest shareholder in the Company.

For corporate income tax purposes, the Company expects to receive a tax deduction associated with this transaction of approximately $5.8 million. The tax benefit related to this deduction, along with the approximately $7.7 million the Company received from Mr. Lutnick for the purchase of the 1.5 million shares, will be treated as additional paid-in capital on BGC’s balance sheet for financial statement purposes.2

About BGC Partners, Inc.

BGC Partners is a global intermediary to the wholesale financial markets, specializing in the brokering of a broad range of financial products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, structured products and other instruments. BGC Partners also provides a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back office services to a broad range of financial and non-financial institutions. BGC Partners’ integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or, where available, fully electronic brokerage services in connection with transactions executed either OTC or through an exchange. Through its eSpeed, BGC Trader, and BGCantor Market Data brands, the Company also offers financial technology solutions, market data, and analytics related to select financial instruments and markets. BGC Partners’ customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments and investment firms.

[1]	Including 7,742,325 distribution rights shares, the receipt of which has been deferred.
[2]	Based on 1.5 million shares, the February 17, 2011 closing price of $8.96 per share, and the exercise price of $5.10.

Named after fixed income trading innovator B. Gerald Cantor, BGC Partners has offices in 24 cities, located in New York and London, as well as in Aspen, Beijing, Chicago, Copenhagen, Dubai, Garden City, Hong Kong, Istanbul, Johannesburg, Mexico City, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Sarasota, Seoul, Singapore, Sydney, Tokyo, Toronto, and West Palm Beach. For more information, visit http://www.bgcpartners.com. The Company’s corporate address is: BGC Partners, Inc., 499 Park Avenue, New York, New York 10022. The media, analysts, and investors can also subscribe to BGC Partners’ investor “Email Alerts” at the “Investor Relations” section of http://www.bgcpartners.com.

Discussion of Forward-Looking Statements by BGC Partners

Information in this document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include statements about the outlook and prospects for the Company and for its industry as well as statements about its future financial and operating performance. Such statements are based upon current expectations that involve risks and uncertainties. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied because of a number of risks and uncertainties that include, but are not limited to, the risks and uncertainties identified in BGC Partners’ filings with the U.S. Securities and Exchange Commission. The Company believes that all forward-looking statements are based upon reasonable assumptions when made. However, BGC Partners cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Please refer to the complete disclaimer with respect to forward looking statements and the risk factors set forth in BGC Partners’ public filings which are incorporated into this document by reference.

Contacts

Media: Robert Hubbell 212-294-7820 RHubbell@bgcpartners.com	Investors: Jason McGruder 212-829-4988 jmcgruder@bgcpartners.com

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